Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Mark Stolper, Executive Vice President and Chief Financial Officer

Dr. Howard Berger, Chairman, President and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Tanquilut, Jefferies

Mitra Ramgopal, Sidoti & Co. LLC

Jonathan Ransom, Raymond James

P R E S E N T A T I O N

Operator

Good day, and welcome to the RadNet Inc. Q4 and Full-Year 2020 Financial Results Call.

Today’s conference is being recorded.

At this time, I would like to turn the conference over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, Inc. Please go ahead, sir.

Mark Stolper

Thank you.

Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s Fourth Quarter and Full-Year 2020 Financial Results.

1

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance; RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices; recruiting and retaining technologists; receiving third-party reimbursement for diagnostic imaging services; successfully integrating acquired operations; generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on Management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties, including those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s Annual Report on Form 10-K for the year ended December 31, 2020, to be filed shortly.

Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

With that, I’d like to turn the call over to Dr. Berger.

Dr. Howard Berger

Thank you, Mark.

Good morning, everyone, and thank you for joining us today.

On today’s call, Mark and I plan to provide you with highlights from our fourth quarter and full-year 2020 results, give you more insight into the factors which affected this performance and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

Before we start, I would like to say on behalf of myself and the entire team at RadNet, we hope all of you and your loved ones are healthy and staying safe. We are extremely grateful for all of our stakeholders, including our employees, business partners, lenders and shareholders, and wish you all well during this challenging time.

Let’s begin. I am very pleased with our performance in the fourth quarter. Continuing with the recovery of our procedural volumes that began in the third quarter, we recorded the highest quarterly revenue and Adjusted EBITDA in the Company’s history this fourth quarter. The turnaround of our business has been quite remarkable, from its low point in mid-April when our procedural volumes dropped by 72% from pre-COVID levels.

In the fourth quarter, our revenue grew by 2.5%, which was the result of several factors. First, during 2020, we significantly expanded our 3D mammography program on both coasts. As a result, our mammography volumes increased by 11.7% during the fourth quarter, relative to the same quarter in 2019. Much of the increase in mammography volumes brought an associated reimbursement premium for the tomosynthesis 3D technology. Second, the increased revenue was the result of reimbursement increases from private and capitated payers, as well as improved collections, particularly around patient co-payments.

In addition to the record revenue performance, our Adjusted EBITDA in the fourth quarter of 2020 was $50.7 million, as compared with $46 million in the fourth quarter of 2019, an increase of 8.1%. While the increase in revenue contributed to the growth in Adjusted EBITDA, the improved Adjusted EBITDA performance was also the result of cost saving measures we instituted during the COVID-19 period.

2

Since the onset of COVID-19, we aggressively focused on reducing expenses, consolidating underperforming sites and changing key operational metrics, both at the center level and within our corporate support departments. The operational improvements we made will continue to benefit the business into the future and are reflected in the 2021 guidance ranges we announced earlier today in our financial results press release. From a margin perspective, our Adjusted EBITDA margin was 16.4% in the fourth quarter of 2020, as compared with 15.6% in the fourth quarter of 2019, an improvement of 0.8% or 80 basis points.

Our adjusted earnings were also very strong. Adjusted for one-time and extraordinary events during the quarter, our adjusted net income was $10.2 million or $0.20 per diluted share, as compared with $9.9 million or $0.19 per diluted share in the fourth quarter of 2019. Throughout the COVID-19 period, we have focused on strengthening our balance sheet by managing our liquidity and financial leverage.

At year-end 2020, we had a cash balance of $102 million and our net debt leverage ratio was reduced to under four times Adjusted EBITDA, a little similar to that of year-end 2019 prior to the onset of COVID-19. We believe that our strong balance sheet positions us to be aggressive in 2021 with respect to growth initiatives, and will include tuck-in acquisitions, de novo centers and continued capital spending to drive same-center performance.

While it is noteworthy to highlight the strong financial performance of our last three quarters as our business began to recover from the worst of COVID-19 impact throughout 2020, we made some significant progress in furthering our long-term operating plan. Here are some of the highlights.

In March of 2020, we completed our acquisition of DeepHealth, a leading artificial intelligence and machine learning company, initially focused on solutions for the medical interpretation of mammography exams. DeepHealth’s development has focused on screening mammography, specifically 3D breast imaging, where the large volume of cases and the difficult nature of their interpretation placed significant demand on radiologists. We are more certain today than ever before that artificial intelligence will transform the diagnostic imaging and radiology industry.

Machine learning, big data applications and automation algorithms will allow us to deliver our services more cost effectively, efficiently and accurately. We spend almost 20% of our globally billed net revenue to the radiologist’s interpretation of our images. We believe AI will create workflow efficiencies and can improve the accuracy of image interpretation in mammography and in other modalities we perform, which can materially benefit all of our RadNet stakeholders.

In the fourth quarter of 2020, we submitted for FDA approval of our first AI mammography product, which is a screening triage product for radiologists. We hope to receive approval sometime towards the middle of the year. By the end of the year, we anticipate submitting for FDA approval in a secondary product for more advanced mammography diagnostics, and look forward to keeping you informed with our progress on these fronts.

Related to our DeepHealth acquisition, in August of 2020, we announced a collaboration with Hologic to advance the development of artificial intelligence tools in breast health. The collaboration will enable new joint market opportunities and further efforts to build clinician confidence and develop and integrate new AI technologies. As part of the collaboration, RadNet has been upgrading its entire fleet of Hologic mammography systems to feature the Hologic Clarity HD and Quorum 3D imaging technologies, and we’ll share with Hologic certain data produced by RadNet’s suite of high-resolution mammography systems.

In 2020, we furthered the expansion of our health system joint venture businesses. In October, we established a partnership with Adventist Health to create an outpatient imaging joint venture in Simi Valley, California, to initially include three outpatient facilities. In addition, we assumed operational management of Adventist Health’s Nancy Reagan Breast Center. Also in October, RadNet announced its third joint venture, with Dignity Health, CommonSpirit in Phoenix, Arizona, initially established with eight acquired facilities. We plan to significantly expand our offerings in the Greater Phoenix Area in the coming years through a combination of new site development and the acquisition of existing radiology providers. The process of expansion has begun and we anticipate allocating significant focus and financial and management resources on this new market over the coming years.

3

In August of 2020, we completed an amendment to our credit agreement to increase the amount of the revolving commitments thereunder by $57.5 million to a total of $195 million. While this was done out of an abundance of precaution and a concern for our liquidity position during the global pandemic, the expansion of our available credit position allows us to have funds at our disposal to grow the Company more aggressively in the coming years, and are available for accretive acquisitions.

At this time, I’d like to turn the call back over to Mark to discuss some of the highlights of our fourth quarter and full 2020 performance. When he is finished, I will make some closing remarks.

Mark Stolper

Thank you, Howard.

I’m now going to briefly review our fourth quarter and full-year 2020 performance, and intend to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our fourth quarter and full-year 2020 performance. I will also provide 2021 financial guidance levels, which were raised in this morning’s financial results press release.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments and non-cash equity compensation.

Adjusted EBITDA includes equity and earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet, Inc. common shareholders is included in our earnings release.

With that said, I’d now like to review our fourth quarter and full-year 2020 results. For the three months ended December 31, 2020, RadNet reported revenue of $308.5 million and Adjusted EBITDA of $50.7 million. Both were the highest quarterly levels in our Company’s history. Revenue increased $7.7 million or 2.5% over the prior-year same quarter, and Adjusted EBITDA increased $3.8 million or 8.1% over the prior-year same quarter. The increase in revenue and Adjusted EBITDA was the result of a combination of better reimbursement from the expansion of our 3D mammography offerings, improved reimbursement from private and capitated payers, enhanced cash collections and significant cost reductions, as detailed by Dr. Berger in his earlier remarks.

For the fourth quarter of 2020, as compared with the prior-year’s fourth quarter, aggregate MRI volume decreased 1.8%, CT volume increased 2.4% and PET CT volume decreased 2.8%. Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, decreased 0.5% over the prior-year’s quarter.

In the fourth quarter of 2020, we performed 1,977,086 total procedures. The procedures were consistent with our multimodality approach, whereby 76.7% of all the work we did by volume was from routine imaging. Our procedures in the fourth quarter of 2020 were as follows. Note that the CT volumes for 2019 have been restated to account for a change we made as of January 1 of 2020 in how we account for one of our CT CPT codes. The comparative numbers that follow are on an apples to apples basis: 276,482 MRIs, as compared with 281,646 MRIs in the fourth quarter of 2019; 172,728 CTs, as compared with 168,706 CTs in the fourth quarter of 2019; 11,063 PET CTs, as compared with 11,381 PET CTs in the fourth quarter of 2019; and 1,516,813 routine imaging exams, compared with 1,524,608 of all these exams in the fourth quarter of 2019.

4

Adjusted net income, which is net income adjusted in each period for one-time or extraordinary items, was $10.2 million for the fourth quarter of 2020 or $0.27 per diluted share, as compared with $9.9 million or $0.19 per diluted share for the same period in 2019. These per-share values are based upon weighted average number of diluted shares outstanding of 52.2 million shares in the fourth quarter of 2020, and 50.6 million shares outstanding in the fourth quarter of 2019.

Affecting net income in the fourth quarter of 2020 were certain noncash expenses and nonrecurring items, including the following: $2.3 million of noncash employee stock compensation expense; $2.7 million of severance paid in connection with headcount reductions related to cost savings initiatives; $657,000 loss on the disposal of certain capital equipment; $750,000 of noncash gain from interest rate hedges; $4.2 million loss on the impairment of intangible assets associated with trade names the Company has discontinued; $4 million gain on the extinguishment of certain debt; and $1.1 million of amortization of deferred financing costs and loan discounts related to our existing credit facilities.

With regards to some specific income statement accounts, overall GAAP interest expense for the fourth quarter of 2020 was $12.4 million. This compares with GAAP interest expense in the fourth quarter of 2019 of $11.5 million. Cash paid for interest during the period, which excludes noncash deferred financing expense and accrued interest, was $8.3 million, as compared with $10.2 million in the fourth quarter of last year. For the full-year of 2020, the Company reported $1,098,104,000 of revenue, which is inclusive of $26.2 million of provider relief funding we received under the CARES Act.

Adjusted EBITDA was $139.5 million and net loss was $14.8 million. Due to the impact of COVID-19, revenue decreased $56.1 million or 4.9%, and Adjusted EBITDA decreased $24.7 million or 15%, as compared with 2019.

For the year ended December 31, 2020, as compared with 2019, MRI volume decreased 11.9%, CT volume decreased 6.8% and PET CT volume decreased 4.1%. Overall volume, taking into account all routine imaging, decreased 12.9% for the 12 months of 2020, as compared with 2019.

In 2020, we performed 6,867,021 total procedures. The procedures were consistent with our multimodality approach, whereby 76.1% of all the work we did by volume was from routine imaging. Our procedures in 2020 were as follows. Again, like the assumption of the comparison of the fourth quarter procedural volume, the CT volumes for 2019 have been restated to account for a change we made as of January 1, 2020 in how we account for one of our CT CPT codes. The comparative numbers that follow are also on an apples to apples basis: 976,633 MRIs, compared with 1,108,496 MRIs in 2019; 620,547 CTs, as compared with 665,539 CTs in 2019; 41,567 PET CTs, as compared with 43,341 PET CTs in 2019; and 5,228,274 routine imaging exams, as compared with 6,068,928 of all these exams in 2019.

Net loss for 2020 was $14.8 million or negative $0.29 per diluted share. This compares to net income of $14.8 million or $0.29 per diluted share in 2019. These per-share volumes are based on weighted average number of diluted shares outstanding of 50.9 million shares in 2020 and 50.2 million shares in 2019.

Affecting net income in 2020 were certain noncash expenses and nonrecurring items, including the following: $12.4 million of noncash employee stock compensation expense; $4.4 million of severance paid in connection with headcount reductions related to cost savings initiatives; $1.2 million loss on the disposal of certain capital equipment; $6 million of noncash loss from interest rate hedges; $4.2 million loss on the impairment of intangible assets associated with trade names the Company has discontinued; $4 million of gain on the extinguishment of certain debt; and $4.4 million of amortization of deferred financing costs and loan discounts related to our existing credit facilities.

With regards to some specific income statement accounts, overall GAAP interest expense in 2020 was $45.9 million. Adjusting for the noncash impact from items such as amortization of financing fees and accrued interest, cash interest expense was $39.5 million in 2020. This compares with GAAP interest expense in 2019 of $48 million and cash paid for interest of $46.3 million in 2019.

5

With regards to our balance sheet, as of December 31, 2020, unadjusted for bond and term loan discounts, we had $563.7 million of net debt, which is total debt at par value less our cash balance. Note that this debt balance includes New Jersey Imaging Network’s debt of approximately $53 million, for which RadNet is neither a borrower nor guarantor. This compares with $672.4 million of net debt at December 31, 2019. As of year-end 2020, we were undrawn on our $195 million revolving line of credit and had a cash balance of $102 million, which was substantially up from $40.2 million cash balance at year-end 2019.

At December 31, 2020, our accounts receivable balance was $129.6 million, a decrease of $25.2 million from year-end 2019. The decrease in accounts receivable is mainly from improved cash collections, including additional efforts and resources dedicated to patient collections at the time of service. Our DSO was 36.2 days at December 31, 2020, lower by 8.5 days when compared with 44.7 days as of that date one year earlier.

Throughout 2020, we had total capital expenditures net of asset dispositions and the Seattle Imaging Center assets and joint venture interests of $86 million. This amount excludes $7.4 million of capital expenditures of New Jersey Imaging Network. Approximately all of our capital expenditures were paid for in cash, and we recognized $828,000 in proceeds from the sale of equipment.

Capital expenditures in 2020 were higher than we originally budgeted as a result of additional investments we made in 3D mammography capacity, in conjunction with the Whiterabbit.ai rollout and some opportunities we saw to take market share away from some of our competitors in selected markets during the COVID-19 period.

At this time, I’d like to review our 2021 Fiscal Year guidance levels which we released this morning in our financial results press release. For total net revenue, our guidance range is $1.25 billion to $1.3 billion. For Adjusted EBITDA, our guidance range is $180 million to $190 million. For capital expenditures, our guidance range is $70 million to $75 million. For cash paid for interest, our guidance range is $39 million to $44 million. For free cash flow generation, which we define as our Adjusted EBITDA less capital expenditures, less cash paid for interest, our guidance range is $60 million to $70 million.

These guidance levels are built on a number of assumptions. First, we entered 2021 on the strength of a strong recovery from COVID-19, as indicative of our performance levels during the second half of 2020. For the second half of 2020, we exceeded $600 million of revenue and $96 million of Adjusted EBITDA. Our guidance ranges for 2021 are built with this run rate in mind, and the assumption that our business will continue to strengthen as COVID-19 restrictions are lifted in the states in which we operate.

We believe there is upside to our guidance ranges, which could result from accretive tuck-in acquisitions we expect to complete during the year, further benefit from the cost reduction measures implemented in 2020, increases in reimbursement from private and capitated payers and the expansion of our joint venture initiatives. Additionally, achieving growth in the Arizona marketplace through our Dignity Health joint venture will be a major focus throughout 2021, which could include both de novo centers as well as acquisitions.

In 2021, we will also complete our upgrade to 3D mammography and continued development of our AI solutions. Sometime around the middle of 2021, we hope to receive FDA approval for our initial mammography AI product submitted in the fourth quarter of 2021; and we anticipate filing with the FDA for its review, a second mammography AI offering by year-end.

I now would like to turn the call back over to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger

Thank you, Mark.

In conclusion, the challenges encountered during the COVID-19 pandemic created a seminal event for RadNet. COVID-19 required us to re-evaluate every aspect of our business, a business that has grown primarily in the past through acquisitions. COVID-19 allowed us to pause and analyze all of our procedures and processes in order to achieve more optimal performance.

6

The pandemic also gave us the opportunity to make decisions that would otherwise have proven more difficult in more normal times. We were able to consolidate some of our centers that were in close proximity to other centers in ways that preserve patient access, convenience and our procedural volume. The regional centralization of our scheduling departments and preauthorization teams afforded us the ability to more effectively manage our capacity without losing business or negatively impacting our customer service. In addition, we were able to exit noncore businesses and activities that were distracting our management teams from more core functions.

As we now approach the end of the first quarter of 2020, we are optimistic for the remainder of the year. In particular, we look to make substantial progress in deploying artificial intelligence in our business, especially with regards to screening mammography. These AI tools should improve our diagnostic accuracy and result in earlier disease detection and better compliance amongst patients.

We are also working diligently to expand a number of our health system joint ventures and seek to establish new ones. Our strong cash position at the end of 2020 leading into this year, along with the availability of our $195 million revolving credit facility, will provide us with financial capabilities to pursue accretive strategic acquisitions and execute on all of the facets of our operating plan.

Operator, we are now ready for the question-and-answer portion of the call.

Operator

Thank you. We’ll take our first question from Brian Tanquilut with Jefferies.

Brian Tanquilut

Hi, good morning, guys, congratulations on a good quarter and obviously a tough year, so congrats on navigating all that.

I guess my first question, for both of you guys, Howard and Mark, as I look at the numbers that you posted in the quarter, obviously it looks like you’ve seen a good bit of recovery already. Mark, I appreciate you mentioning the conservatism of guidance, but how are you thinking about the recovery that’s remaining, or the opportunity remaining to see volumes pick up through pent-up demand? What kind of cadence, over the course of the year, are you embedding in your guidance as it pertains to that?

Dr. Howard Berger

Good morning, Brian, and thank you.

I think there were a number of issues that occurred in 2020 that will continue to help drive volumes into our centers, along with normal efforts that we make from a marketing and contracting standpoint and just what has traditionally been a 2% to 3% annual organic growth in volumes. Notably, the pandemic has created an additional effort on the part of payors to further encourage and help direct business away from hospitals. A number of the major payors have either re-iterated or announced their reimbursement preferences for outpatient imaging centers, to the point where they may not pay for some of the routine imaging that are done in hospital systems, both at not only higher cost, but now with the pandemic still upon us, a less comfortable place for patients to go. We believe both of those issues will create additional volume directed to outpatient facilities in general, and in ours in particular.

In addition to that, it’s clear that some of our recovery to more normal volumes, and in fact having exceeded that so far in the early part of this year, is delayed treatment and doctor visits that were put upon everybody in 2020. Notably, during the last nine months of 2020, many health systems went to the extent of not performing elective procedures, which is one of the reasons why our MRI volume and others were affected so much. We expect those to be lifted. Most of the health systems have already done that, but we expect that that additional need for these essential services will be resurrected in 2020.

7

Alongside of that, we believe that the additional volume that will come to us will be a result of people preferring to go to the outpatient and ambulatory centers, along with the fact that there are more articles appearing in the literature that delayed healthcare leads to greater cost and more bidding (phon) in the system. I think all of those factors will help drive our revenues and are somewhat factored into our guidance for 2021.

Brian Tanquilut

Yes, appreciate that. Then I guess, Howard, while I have you, obviously mammography is an area that you’ve been focused on and you’ve talked about AI a little bit in that space. Can you just walk me through what the strategy is there, and what sort of investments and expansion that we should be watching out for going forward?

Dr. Howard Berger

Okay. Well, I think the primary reason why we’re focused on mammography is that, depending upon whose articles you read or which statistics, the marketplace does not do a particularly good job at this time in the compliance for our patients to get their annual or biannual mammogram. We’ve begun, both through our Whiterabbit relationship, as well as some of our own internal measurements and analytics, to reach out to patients and improve that compliance.

In addition, there’s an estimate that anywhere from perhaps as much as 30% to maybe even 50% or 60% of all women who should be getting mammography are not. Therefore, since there’s about 40 million mammograms done annually, there’s a good argument to believe that, perhaps, 20 million to 30 million more mammograms should be done on an annual basis. We believe that, given the scale that we have and the analytics that we’re capable of using to drive better compliance and reach out to first-time women getting the mammograms after the age of 40, will help drive that business.

To that end, as I mentioned in my remarks, we have gone through a significant upgrading of our mammography systems through a relationship with Hologic, to not only get to the 3D tomosynthesis throughout our entire fleet, but to elevate to their newest technology with high-resolution detectors and faster and better management for reading the scans. We hope to couple that with the continued effort in our artificial intelligence through the DeepHealth division, which, in an article that we published back in November, demonstrated that artificial intelligence is able to detect breast cancer one to two years earlier than even some of the most qualified mammographers are capable of doing.

I think all of those give us a good reason to think that our mammography, which was up as we reported, even in the fourth quarter, up almost 12%, has that opportunity to continue in 2021. I also want to mention that, in most households, the mother or women are very much the determinant of where healthcare is accessed by the rest of their family, so encouraging more and more of that mammography business, we believe, will also help us with other downstream imaging and procedures that we can do in our centers.

Brian Tanquilut

Okay, that makes a lot of sense. Then I guess shifting gears, Howard, you obviously entered the Arizona market from the JV with Dignity. How should we be thinking about your expansion plans there? You expanded the credit facility, so should we be thinking that you’d be acquiring more in that market specifically, or are you open to further expansion from a geographic footprint perspective?

Dr. Howard Berger

I think we’ll be doing both, Brian. We already have designs on at least two new imaging facilities that’ll be on campuses of two of the largest Dignity Health systems. We are in conversation with other medical groups that are closely aligned with Dignity about helping to manage their imaging in a more effective way and driving business into the joint venture. We believe that there are acquisition opportunities that are available to us to expand our footprint and have similar kind of opportunities and results like we’ve experienced in other markets that we’ve entered. The best example of that being when we entered the New York metropolitan marketplace, believe it or not, it’s eight years ago at this point, we have become the largest operator of independent freestanding imaging facilities, and a lot of our growth opportunities and improved performance are based on those kind of metrics.

8

Phoenix, which has, I think, a population of well over five million people, has some very attractive and unique situations for us. As I’ve mentioned in prior earnings calls and conferences, the opportunity for us to enter new markets will follow the pattern that we’ve demonstrated over the last couple of years of expanding it with joint venture partners with large health systems. I think the investment and involvement in Phoenix very much fits that profile.

Brian Tanquilut

Got it. Mark, last question for me. How are you thinking about the sustainability of the margins, because they were obviously very strong within the quarter? I know you’ve laid out your cost initiatives, but just your quick thoughts on that. Thank you.

Mark Stolper

Sure. With the initiatives that we completed in 2020 in evaluating, really, every aspect of how we do business, both at the regional levels, the center levels, as well as in all of the corporate support functions, we did pull significant amounts of cost out of our cost structure that will certainly impact margins positively here in 2021. Having over a 16% margin in the fourth quarter was a significant improvement, not only over the prior year but over prior quarters.

We expect, if you look at our guidance and look at the implied margin there, we expect to have somewhere around 15% blended margins for 2021. Why that’s a little bit lower than the fourth quarter here is there is some seasonality, as you’re well aware, Brian, in our business, with respect to first quarter. There’s always some seasonality related to weather conditions in the Northeast, as well as the issue with deductibles.

Having said that, we’ve had a robust start, other than some of these weather conditions here, in the first quarter of 2021. We do expect the margin enhancement here in 2021, I would even say versus 2019, because 2020 is not a good year to compare to because of COVID, where our margin was incredibly depressed.

I think there’s some real good opportunity for margin enhancement. Also, as we adopt AI technology, particularly around mammography, and then develop or license other AI technologies for other modalities into the future, we have the ability to make our radiologists more productive, potentially use fewer radiologists and lower the cost significantly of delivering the professional interpretation of our scans. That could be a real game changer into the future with respect to our margins.

Brian Tanquilut

Awesome. Thanks, guys.

Mark Stolper

Thanks, Brian.

Operator

We’ll go to our next question, from Mitra Ramgopal with Sidoti.

Mitra Ramgopal

Yes, good morning and thanks for taking the questions.

I just wanted to follow-up on the AI comments earlier. Obviously, it seems like you’re getting some nice traction on the mammography side and with the FDA approval likely and the upgrade to 3D. I was just wondering if the AI platform could be expanded to areas beyond mammography for you?

9

Dr. Howard Berger

Good morning, Mitra.

Yes. There’s four core areas that we think, as an outpatient provider, that primarily, as we see a shift of population health, will be beneficial not just for the Company, but hopefully for the populace.

If you look at the various cancers that are most significant in volume, you deal with breast cancer, prostate cancer, lung cancer and colon cancer. Those account for about 80% of all the cancers. Each of those have screening tools that exist right now that, I believe, can be demonstrably improved through application of artificial intelligence. We’ve already demonstrated some of that and have indeed put our capital to work as regards to mammography. Once we get some good traction on that, we can and are already looking at some initiatives for at least prostate, along with colon and lung cancers down the road.

We think if anything, that can serve as a great tool for putting some definition behind what population health means. We believe that diagnostic imaging will be at the forefront of that, and that tools in these areas can have a very prominent effect on both diagnosing earlier as well as, and obviously leading to, lower costs and reduced mortality. We think it’s incumbent upon us as the leader in this industry, as well as just generally what’s good for the population, to focus our attention on these tools and provide programs for the health insurers as well as employers to give some real meaning and definition to population health.

Mitra Ramgopal

Okay, thanks, that’s very helpful.

Howard, I know you had talked earlier about the increasing preference of payors to shift some of these procedures to the outpatient setting. I’m just wondering if that’s also leading now to increased conversations or opportunities as it relates to more JVs.

Dr. Howard Berger

I think it is. These are slow to develop and take a long time. The health systems are large; to get their attention as well as deal with other local and geographic issues takes a lot of work. But we think that the marketplace is ready for this. I think in a very specific way, COVID has helped focus people’s attention on that, given that the general healthcare consumer is more reluctant to go into a hospital or health system today if they have the availability of comparable or even better access to outpatient imaging. I think more and more of the hospital systems are recognizing the need to make this shift, in addition to issues related to reimbursement, we can focus on a more strategic relationship and an approach to population health. I think we’re getting a lot of good conversation surrounding these opportunities.

Again, I think RadNet is unique in terms of the number of centers it has at our own joint ventures. As we’ve mentioned before, over 25% of our centers now are in joint ventures and we look eagerly to expand that number as we go forward, given that, I think, the joint venture arrangement affords a lot of opportunity for both long-term stability and growth initiatives with our healthcare systems. I’d be loathe if I didn’t mention here that during the COVID period one of the additional benefits from our joint ventures was that all of our health systems reached out to us and afforded RadNet employees the opportunities to get their vaccinations for COVID as part of the frontline essential healthcare workers. While that is not necessarily an easily monetized benefit, it was a significant benefit to the RadNet employees that gave them the comfort and the confidence to continue to provide these services, which clearly has now been identified as an essential service.

I think these initiatives and the benefits that they provide were more demonstrated during the COVID period than perhaps at any other time in our history.

10

Mitra Ramgopal

Okay. Thanks for the additional color.

Then quickly on the capitation business, if you can offer in terms of—what are you thinking about that? Obviously, despite the pandemic, you saw a really nice growth there, and I’m just wondering if we should continue to expect elevated top line in that piece of the business going forward, near term?

Dr. Howard Berger

Yes, I believe that will be the case, Mitra. Particularly out here in California where we had the greatest penetration in capitation, I think more and more of our medical groups and related insurers are looking at not just capitation, but potentially new risk-sharing models that, given our geographic access and the breadth of services we offer, are exciting propositions. Hopefully you’ll be hearing more about that later this year, with initiatives that may not be conventional in terms of what we have traditionally been doing in the way of capitation, but expanding the potential reimbursement models that may move a little bit further away from the traditional fee-for-service. Again, I think RadNet’s in a unique position to do those, for a lot of the reasons that we’ve already talked about.

Mark Stolper

Yes. I’ll add that, during 2020, our capitation business was really a shining star. Unlike the other books of business that we had that were significantly impacted from COVID-19, i.e., the fee-for-service business, our capitated revenue was up over $14 million from 2019. That was really because the enrolment in these HMO programs was stable and even slightly increased in 2020, even despite COVID-19. Many of the workforce that lost their jobs during 2020, many of them were put on furlough but still had their health benefits, so the enrolment within HMO, as you’re aware, in California, most of these HMO patients are then managed by medical groups through these capitated contracts and we sub-capitate from these medical groups.

Our revenue dollars are associated with the number of enrollees in these programs, and because the number of enrollees was stable to slightly growing in 2020, our revenue was up, not only because of the enrollees, but also because of some price increases that we have built into many of these contracts on an annual basis.

Then furthermore, the incident of imaging, meaning the use of imaging under these contracts, the utilization was significantly lower in 2020 so that the profitability of our capitated contracts in 2020 was drastically up relative to prior years. It’s really a great book of business, one that we’re looking to expand. We continually have conversations with new medical groups here in California, as well as taking on and assuming the financial responsibility for more lives that might be part of other medical groups that we do contract with here in California that have other geographies that we could potentially capitate for.

It’s a business we like; we have no costs of billing and collecting, we have very little patient bad debt, and we get paid in the month that we render the services so that we have no cost of carrying receivables. It’s really a unique part of our business.

Mitra Ramgopal

Okay, no, that’s great. Then quickly, Mark, I don’t know if you can help, but what’s a good tax rate to use for 2021?

11

Mark Stolper

Yes, 2020 was jumping all over, there were lots of ins and outs related to transactions, so it’s really hard to tell from 2020 what our effective tax rate is. If you assume, for your modeling purposes, a federal tax rate of about 21% and a blended state tax rate of about 5%, so you get into the 26% to 27%, that’s a good proxy for our tax provision. As you’re probably aware, we’re still burning off a pretty substantial net operating loss carry-forward, so at least the federal part of that tax provision isn’t paid in cash, but it still hits our income statement with respect to our earnings per share.

Mitra Ramgopal

Okay, thanks again for taking the questions.

Mark Stolper

You’re welcome. Thanks, Mitra.

Operator

We’ll go to our next question, from John Ransom with Raymond James.

Jonathan Ransom

I want to congratulate you guys on having the shortest prepared remarks of any Company I cover, so you get the succinct award.

Mark Stolper

Wait, say that again, John, we’re having a little trouble hearing you.

Jonathan Ransom

Oh. Sorry, is that better?

Mark Stolper

Yes, that’s better. Yes.

Jonathan Ransom

That’s better. Yes, sorry, that’s better. I just wanted to give you guys the award for being the most succinct management team I cover in terms of your prepared remarks, so congratulations.

Mark Stolper

Is that facetious or did we put you to sleep?

12

Jonathan Ransom

No, no, it’s actually a compliment, you guys are succinct. It’s a sincere compliment. Just a few things, if we remember right, so DaVita Medical Group sold to United, and that’s a big, as you know, IPO group in California. Has having those practices in the hands of United, which is probably more aggressive with rationalism (inaudible)—has that been part of the better pricing that you’ve seen in California, on the IPA contracts, or is that just a coincidence?

Dr. Howard Berger

I don’t think, at this point, John, that it has translated into any additional benefit or opportunities for us. The marketplace here in California is not so much controlled by United corporate, but really, here, the local Management and Officers here in California that we’ve known for quite some time. Even without United entering the picture, I think we had ongoing discussions with the various groups that have now been aggregated under United into opportunities to further expand capitation. Maybe at some point there might be more of a national opportunity that we would look at with United that could be—not only for capitation, but other fee-for-service businesses, particularly in terms of mammography, that could be exciting for us.

Jonathan Ransom

Okay. You guys obviously came through the awfulness with flying colors, and this is—I’m trying to find a glass half empty question, but don’t take it the wrong way. But being so exposed to California and New York, that were kind of extreme examples of lockdown states, did that cause you to maybe rethink some of your geographic concentration, or are you thinking, “Gosh, it couldn’t get worse than this, and look how well we did”?

Dr. Howard Berger

I get often asked the question, John, about why we’re only in five or six states, now actually a seventh with Arizona. But again, I make the analogy, for those of you who are old enough or who have read widely about history, that when they caught the famous bank robber William Sutton, they asked him why he robbed banks and he said, “Because that’s where the money is.”

To some extent I think our strategy follows along with that. While we can suffer through situations like we did here through the pandemic and the lockdowns, the fact of the matter is that, if you combine the population of the United States that is in New York and New Jersey and in California, we’re probably talking, I’m going to say, about a third of the population or somewhere in that area. I think we have to take the good with the bad. There’s seasonal issues that we get confronted with like we were in February with some inclement weather, but it’s where the people live, it’s where the lives are. We’re very much a volume-driven business and my preference would be to stay in those markets where we can become the major outpatient player and benefit from large volumes and access to our centers, which gives us some very unique contracting capabilities.

Jonathan Ransom

Fine, okay, fair enough. Then lastly, can you give an update, if any—we don’t see a lot of portfolios trade in this business, but where do you think the private equity/competitive strategic bid is for, let’s say, a substantial plateful (phon) of assets versus where RadNet would be? I mean, if the market can have a two to three times higher than you’re willing to pay for, say, some other KPU (phon) with a nice market and something like $20 million of EBITDA, are you going to be consistently outbid in those situations, just given your history?

13

Dr. Howard Berger

I think we’re aware of all the transactions that go on in the imaging space, and we see the size of these transactions, not so much in terms of dollar amount, but in terms of the multiples that people are paying. I think we look at each one of these in a very specific way. I think if a set of assets were to come up that are very strategic for us, it would be worth taking a close look at those, even if they tended to be at higher multiples than we may have paid in the past for. I think while that aggressive PD (phon) approach for acquiring some of these imaging assets has been a bit of a head-scratcher for us, nonetheless, I think it helps define how valuable the RadNet strategy is, that should have some of that benefit nevertheless in terms of our attractiveness to the stock market and shareholders.

But I would say that we’re more optimistic about how we can continue to leverage our facilities, and that the consolidation—I know I’m rambling here a little bit, so I apologize, John. But consolidation is a major force inside of healthcare. I think there’s no better poster child for that than the imaging, particularly the outpatient imaging space. The leverage that we have with our platform gives us enormous opportunities, many of which that we’re working on this year to further create efficiencies and streamline our business. Scaling up under the right circumstances is certainly something that we would be very serious about.

Jonathan Ransom

Sorry, one more I just forgot to ask you. In your hospital JVs, I mean, your legacy was, gosh, unaffiliated freestanding centers are one-third, say, one-half the price of what it would cost to get it done in a hospital. Of course, you pointed rightly, all the payors that are now steering people away from hospital settings for routine scans. Will you do a joint venture with a hospital? I’m assuming there is some contracting work. Let’s say the rate is, just make up a number, $1,500 for an MRI at the hospital and it’s $400 at RadNet. Is the hospital affiliation price $600 or is it a little better, a lot better, or how does that work? Considering, obviously, they have more leverage with the payors that, say, RadNet would, in a given market.

Dr. Howard Berger

It varies from market to market. In some markets, the relationship with the health system has in fact allowed us to get better rates than we would’ve on a standalone basis. But I think the primary benefit of the relationship with the health systems is not so much for rate lift. It’s more having a seat at the table with the relationship of the health system on a shoulder-to-shoulder basis, and where the health system can actually drive volume into the outpatient centers, and that happens in two ways.

Number one, when the health insurers see that we are joint ventured with a health system, they know that there is less of a necessity for them, meaning the health insurers, on the pricing side of this, and that the health systems are shoulder-to-shoulder with us and helping drive the business away from the hospitals into the outpatient centers.

The other thing is that all of our health systems, bar none, are in the business of acquisition of practices, physician practices. Once they’re under the health system, it’s easier for them, particularly with the access that they get afforded with the RadNet locations, to direct that business into the outpatient marketplace. Both of those benefits have been, I think, a very important part of our strategy with health system joint ventures and have created benefits that we would not have enjoyed without them.

Jonathan Ransom

That’s it for me, thanks so much.

14

Dr. Howard Berger

All right, thanks, John. Stay safe.

Jonathan Ransom

Yes sir.

Operator

There are no further questions at this time.

Dr. Howard Berger

Again, I would like to take this opportunity to thank all of our shareholders for their continued support, and the employees of RadNet for their dedication and hard work. Our Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders. Thank you for your time today, and I look forward to our next call. Stay safe and healthy.

Operator

Thank you for your participation.

15